UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No __ )*

                                 MIM CORPORATION
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                  553 044-10-8
                                 (CUSIP Number)

                                 August 4, 2000
             (Date of Event Which Requires Filing of this Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[ ]     Rule 13d-1(b)
[x]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

================================================================================
CUSIP NO. 553 044-10-8             SCHEDULE 13G
================================================================================

1. NAME OF REPORTING PERSON

     Livingston Group LLC/1/

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     52-2248950

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
   (See Instructions)                                          (b) [ ]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                    5.      SOLE VOTING POWER

                                             2,697,947
NUMBER OF SHARES
BENEFICIALLY OWNED                  6.      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                                  0

                                    7.      SOLE DISPOSITIVE POWER

                                             2,697,947

                                    8.      SHARED DISPOSITIVE POWER

                                             0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            2,697,947

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions): [ ]


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            14.25%

12.      TYPE OF REPORTING PERSON*

                                            OO

----------
     /1/ Livingston Group LLC is a Maryland limited liability company which acted as the "Designated Seller" in a Purchase Agreement between the issuer and American Disease Management Associates, L.L.C., and which acquired the shares referred to above in that transaction. The members of Livingston Group LLC are:
John Chay, Bruce Blake, Elizabeth Williams, Sal Rafanelli, George Brown, David Brown, Christopher Brown and Kathy Noonan.

                                    Item 1(a)

Name of Issuer: MIM Corporation

                                    Item 1(b)

Address of Issuer's Principal Executive Offices:

         100 Clearbrook Road, Elmsford, New York 10523

                                    Item 2(a)

Name of Person Filing: Livingston Group LLC

                                    Item 2(b)

Address of Principal Business Office or, if none, Residence:

        16 East Willow Avenue, Towson, Maryland 21286

                                    Item 2(c)

Citizenship: Maryland

                                    Item 2(d)

Title of Class of Securities: Common Stock

                                    Item 2(e)

CUSIP Number: 553 044-10-8

                                     Item 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

[ ] Broker or Dealer registered under Section 15 of the Act.
[ ] Bank as defined
    in Section 3(a)(6) of the Act. [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.
[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
[ ] An employee benefit plan or endowment fund in accordance with Rule
    13d-1(b)(1)(ii)(F);
[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
[ ] A savings associations as defined in Section
    3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                     Item 4

Ownership.

(a) Amount Beneficially Owned: 2,697,947

(b) Percent of Class: 14.25%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:  2,697,947

(ii) shared power to vote or to direct the vote:      0

(iii) sole power to dispose or to direct the disposition of: 2,697,947

(iv) shared power to dispose or to direct the disposition of:      0


                                     Item 5

Ownership of Five Percent or Less of a Class. Not Applicable.

                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         Not Applicable.

                                     Item 8

Identification and Classification of Members of the Group:

         John Chay                  IN
         Bruce Blake                IN
         Elizabeth Williams         IN
         Sal Rafanelli              IN
         George Brown               IN
         David Brown                IN
         Christopher Brown          IN
         Kathy Noonan               IN

                                     Item 9

Notice of Dissolution of Group. Not Applicable.

                                     Item 10

Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 11, 2000

Signature:

LIVINGSTON GROUP LLC

/s/ John Chay
----------------------------------
By: John Chay, its Managing Member

================================================================================
CUSIP NO. 553 044-10-8             SCHEDULE 13G
================================================================================

1. NAME OF REPORTING PERSON

     John Chay

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     S.S. Number ###-##-####

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
   (See Instructions)                                          (b) [ ]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                    5.      SOLE VOTING POWER

                                             0
NUMBER OF SHARES
BENEFICIALLY OWNED                  6.      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                                  2,697,947

                                    7.      SOLE DISPOSITIVE POWER

                                             0

                                    8.      SHARED DISPOSITIVE POWER

                                             2,697,947

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            2,697,947

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions): [ ]


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            14.25%

12.      TYPE OF REPORTING PERSON*

                                            IN

                                    Item 1(a)

Name of Issuer: MIM Corporation

                                    Item 1(b)

Address of Issuer's Principal Executive Offices:

         100 Clearbrook Road, Elmsford, New York 10523

                                    Item 2(a)

Name of Person Filing: John Chay

                                    Item 2(b)

Address of Principal Business Office or, if none, Residence:

        2200 Pine Hill Farms Lane, Cockeysville, Maryland 21030

                                    Item 2(c)

Citizenship:  United States

                                    Item 2(d)

Title of Class of Securities: Common Stock

                                    Item 2(e)

CUSIP Number: 553 044-10-8

                                     Item 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

[ ] Broker or Dealer registered under Section 15 of the Act.
[ ] Bank as defined
    in Section 3(a)(6) of the Act. [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.
[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
[ ] An employee benefit plan or endowment fund in accordance with Rule
    13d-1(b)(1)(ii)(F);
[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
[ ] A savings associations as defined in Section
    3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                     Item 4

Ownership.

(a) Amount Beneficially Owned: 2,697,947

(b) Percent of Class: 14.25%

(c) Number of shares as to which such person has:


(i) sole power to vote or to direct the vote:      0


(ii) shared power to vote or to direct the vote:  2,697,947


(iii) sole power to dispose or to direct the disposition of:   0



(iv) shared power to dispose or to direct the disposition of:  2,697,947


                                     Item 5

Ownership of Five Percent or Less of a Class. Not Applicable.

                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                                                 Not Applicable.

                                     Item 8

Identification and Classification of Members of the Group: Not Applicable.

                                     Item 9

Notice of Dissolution of Group. Not Applicable.

                                     Item 10

Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 11, 2000

Signature:


/s/ John Chay
----------------------------------
John Chay

================================================================================
CUSIP NO. 553 044-10-8             SCHEDULE 13G
================================================================================

1. NAME OF REPORTING PERSON

     Bruce Blake

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     S.S. Number ###-##-####

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
   (See Instructions)                                          (b) [ ]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                    5.      SOLE VOTING POWER

                                             25,000*
NUMBER OF SHARES
BENEFICIALLY OWNED                  6.      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                                  2,697,947**

                                    7.      SOLE DISPOSITIVE POWER

                                             25,000*

                                    8.      SHARED DISPOSITIVE POWER

                                             2,697,947**

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            2,722,947

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions): [ ]


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            14.38%

12.      TYPE OF REPORTING PERSON*

                                            IN
----------
*    Represents shares owned directly by Mr. Blake.
** Represents shares owned by Livingston Group LLC, of which Mr. Blake is a member.

                                    Item 1(a)

Name of Issuer: MIM Corporation

                                    Item 1(b)

Address of Issuer's Principal Executive Offices:

         100 Clearbrook Road, Elmsford, New York 10523

                                    Item 2(a)

Name of Person Filing: Bruce Blake

                                    Item 2(b)

Address of Principal Business Office or, if none, Residence:

        88 Bayberry Avenue, Mahwah, New Jersey, 07430

                                    Item 2(c)

Citizenship:  United States

                                    Item 2(d)

Title of Class of Securities: Common Stock

                                    Item 2(e)

CUSIP Number: 553 044-10-8
              ------------

                                     Item 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

[ ] Broker or Dealer registered under Section 15 of the Act.
[ ] Bank as defined
    in Section 3(a)(6) of the Act. [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.
[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
[ ] An employee benefit plan or endowment fund in accordance with Rule
    13d-1(b)(1)(ii)(F);
[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
[ ] A savings associations as defined in Section
    3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                     Item 4

Ownership.

(a) Amount Beneficially Owned: 2,722,947

(b) Percent of Class: 14.38%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote: 25,000*

(ii) shared power to vote or to direct the vote:  2,697,947**

(iii) sole power to dispose or to direct the disposition of: 25,000*

(iv) shared power to dispose or to direct the disposition of:  2,697,947**

                                     Item 5

Ownership of Five Percent or Less of a Class. Not Applicable.
                                              ---------------
                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                Not Applicable.

                                     Item 8

Identification and Classification of Members of the Group: Not Applicable.

                                     Item 9

Notice of Dissolution of Group. Not Applicable.

----------
*    Represents shares owned directly by Mr. Blake.
** Represents shares owned by Livingston Group LLC, of which Mr. Blake is a member.

                                     Item 10

Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 11, 2000

Signature:

/s/ Bruce Blake
----------------------------------
Bruce Blake

================================================================================
CUSIP NO. 553 044-10-8             SCHEDULE 13G
================================================================================

1. NAME OF REPORTING PERSON

     Elizabeth Williams

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     S.S. Number ###-##-####

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
   (See Instructions)                                          (b) [ ]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                    5.      SOLE VOTING POWER

                                             25,000*
NUMBER OF SHARES
BENEFICIALLY OWNED                  6.      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                                  2,697,947**

                                    7.      SOLE DISPOSITIVE POWER

                                             25,000*

                                    8.      SHARED DISPOSITIVE POWER

                                             2,697,947**

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            2,722,947

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions): [ ]


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            14.38%

12.      TYPE OF REPORTING PERSON*

                                            IN


----------
*    Represents shares owned directly by Ms. Williams.
** Represents shares owned by Livingston Group LLC, of which Ms. Williams is a member.

                                    Item 1(a)

Name of Issuer: MIM Corporation

                                    Item 1(b)

Address of Issuer's Principal Executive Offices:

         100 Clearbrook Road, Elmsford, New York 10523

                                    Item 2(a)

Name of Person Filing: Elizabeth Williams

                                    Item 2(b)

Address of Principal Business Office or, if none, Residence:

        42 Edgemere Drive, Matawan, New Jersey 07747

                                    Item 2(c)

Citizenship:  United States

                                    Item 2(d)

Title of Class of Securities: Common Stock

                                    Item 2(e)

CUSIP Number: 553 044-10-8

                                     Item 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

[ ] Broker or Dealer registered under Section 15 of the Act.
[ ] Bank as defined
    in Section 3(a)(6) of the Act. [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.
[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
[ ] An employee benefit plan or endowment fund in accordance with Rule
    13d-1(b)(1)(ii)(F);
[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
[ ] A savings associations as defined in Section
    3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                     Item 4

Ownership.

(a) Amount Beneficially Owned: 2,722,947

(b) Percent of Class: 14.38%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote: 25,000*

(ii) shared power to vote or to direct the vote:  2,697,947**

(iii) sole power to dispose or to direct the disposition of: 25,000*

(iv) shared power to dispose or to direct the disposition of:  2,697,947**

                                     Item 5

Ownership of Five Percent or Less of a Class. Not Applicable.

                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                                                 Not Applicable.


                                     Item 8

Identification and Classification of Members of the Group: Not Applicable.

                                     Item 9

Notice of Dissolution of Group. Not Applicable.


----------
*    Represents shares owned directly by Ms. Williams.
** Represents shares owned by Livingston Group LLC, of which Ms. Williams is a member.

                                     Item 10

Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 11, 2000

Signature:


/s/ Elizabeth Williams
----------------------------------
Elizabeth Williams

================================================================================
CUSIP NO. 553 044-10-8             SCHEDULE 13G
================================================================================

1. NAME OF REPORTING PERSON

     Sal Rafanelli

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     S.S. Number ###-##-####

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
   (See Instructions)                                          (b) [ ]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                    5.      SOLE VOTING POWER

                                             20,000*
NUMBER OF SHARES
BENEFICIALLY OWNED                  6.      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                                  2,697,947**

                                    7.      SOLE DISPOSITIVE POWER

                                             20,000*

                                    8.      SHARED DISPOSITIVE POWER

                                             2,697,947**

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            2,717,947

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions): [ ]


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            14.36%

12.      TYPE OF REPORTING PERSON*

                                            IN


----------
*    Represents shares owned directly by Mr. Rafanelli.
** Represents shares owned by Livingston Group LLC, of which Mr. Rafanelli is a member.

                                    Item 1(a)

Name of Issuer: MIM Corporation

                                    Item 1(b)

Address of Issuer's Principal Executive Offices:

         100 Clearbrook Road, Elmsford, New York 10523

                                    Item 2(a)

Name of Person Filing: Sal Rafanelli

                                    Item 2(b)

Address of Principal Business Office or, if none, Residence:

        87 Warbler Drive, Wayne, New Jersey 07470

                                    Item 2(c)

Citizenship:  United States

                                    Item 2(d)

Title of Class of Securities: Common Stock

                                    Item 2(e)

CUSIP Number: 553 044-10-8
              ------------

                                     Item 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

[ ] Broker or Dealer registered under Section 15 of the Act.
[ ] Bank as defined
    in Section 3(a)(6) of the Act. [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.
[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
[ ] An employee benefit plan or endowment fund in accordance with Rule
    13d-1(b)(1)(ii)(F);
[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
[ ] A savings associations as defined in Section
    3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                     Item 4

Ownership.

(a) Amount Beneficially Owned: 2,717,947

(b) Percent of Class: 14.36%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote: 20,000*

(ii) shared power to vote or to direct the vote: 2,697,947**

(iii) sole power to dispose or to direct the disposition of: 20,000*

(iv) shared power to dispose or to direct the disposition of: 2,697,947**

                                     Item 5

Ownership of Five Percent or Less of a Class. Not Applicable.

                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                                             Not Applicable.

                                     Item 8

Identification and Classification of Members of the Group:  Not Applicable.

                                     Item 9

Notice of Dissolution of Group. Not Applicable.

----------
*    Represents shares owned directly by Mr. Rafanelli.
** Represents shares owned by Livingston Group LLC, of which Mr. Rafanelli is a member.

                                     Item 10

Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 11, 2000

Signature:


/s/ Sal Rafanelli
----------------------------------
Sal Rafanelli

================================================================================
CUSIP NO. 553 044-10-8             SCHEDULE 13G
================================================================================

1. NAME OF REPORTING PERSON

     George Brown

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     S.S. Number ###-##-####

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
   (See Instructions)                                          (b) [ ]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                                    5.      SOLE VOTING POWER

                                             112,000*
NUMBER OF SHARES
BENEFICIALLY OWNED                  6.      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                                  2,697,947**

                                    7.      SOLE DISPOSITIVE POWER

                                             112,000*

                                    8.      SHARED DISPOSITIVE POWER

                                             2,697,947**

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            2,809,947

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions): [ ]


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            14.84%

12.      TYPE OF REPORTING PERSON*

                                            IN


----------
*    Represents shares owned directly by Mr. Brown.
** Represents shares owned by Livingston Group LLC, of which Mr. Brown is a member.

                                    Item 1(a)

Name of Issuer: MIM Corporation

                                    Item 1(b)

Address of Issuer's Principal Executive Offices:

         100 Clearbrook Road, Elmsford, New York 10523

                                    Item 2(a)

Name of Person Filing: George Brown

                                    Item 2(b)

Address of Principal Business Office or, if none, Residence:

         16 East Willow Avenue, Towson, Maryland 21286

                                    Item 2(c)

Citizenship:  United States

                                    Item 2(d)

Title of Class of Securities: Common Stock

                                    Item 2(e)

CUSIP Number: 553 044-10-8
              ------------

                                     Item 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

[ ] Broker or Dealer registered under Section 15 of the Act.
[ ] Bank as defined
    in Section 3(a)(6) of the Act. [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.
[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
[ ] An employee benefit plan or endowment fund in accordance with Rule
    13d-1(b)(1)(ii)(F);
[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
[ ] A savings associations as defined in Section
    3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                     Item 4

Ownership.

(a) Amount Beneficially Owned: 2,809,947

(b) Percent of Class: 14.84%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:  112,000*

(ii) shared power to vote or to direct the vote: 2,697,947**

(iii) sole power to dispose or to direct the disposition of:  112,000*

(iv) shared power to dispose or to direct the disposition of: 2,697,947**

                                     Item 5

Ownership of Five Percent or Less of a Class. Not Applicable.

                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                                             Not Applicable.

                                     Item 8

Identification and Classification of Members of the Group:  Not Applicable.

                                     Item 9

Notice of Dissolution of Group. Not Applicable.

----------
*    Represents shares owned directly by Mr. Brown.
** Represents shares owned by Livingston Group LLC, of which Mr. Brown is a member.

                                     Item 10

Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 11, 2000

Signature:


/s/ George Brown
----------------------------------
George Brown